                                                                    EXHIBIT 13.2

================================================================================

1996 ANNUAL REPORT

--------------------------------------------------------------------------------

TABLE OF CONTENTS



        Financial Highlights .....................................    1

        Letter to Stockholders ...................................    2

        Consolidated Balance Sheets ..............................    4

        Consolidated Statements of Income ........................    5

        Consolidated Statements of Changes in Stockholders' Equity    6

        Consolidated Statements of Cash Flows ....................    7

        Notes to Consolidated Financial Statements ...............    8

        Independent Auditor's Report .............................   24

        Five Year Financial Summary  .............................   25

        Management's Discussion and Analysis of Operations .......   27

        Directors, Advisory Board Members and Officers ...........   39

        Stockholder Information ..................................   40











                          OLD NORTH STATE BANK PROFILE

Old North State Bank, a full-service commercial bank headquartered in Winston-Salem, North Carolina, opened for business on August 14, 1989. On December 28, 1995, Old North State Bank acquired Piedmont BancShares Corporation and its subsidiary, Enterprise Bank and Trust Company, in a merger-of-equals transaction. The bank places special emphasis on the banking needs of small businesses and individuals through its seven offices located in Forsyth and Stokes Counties. Old North State Investments, Inc., a wholly-owned subsidiary of the bank founded in 1993, sells mutual funds, annuities and life and long-term care insurance.

================================================================================

FINANCIAL HIGHLIGHTS
AT OR FOR THE TWELVE MONTHS ENDED DECEMBER 31 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                  1996        1995          CHANGE
                                               ----------  ----------       ------
FOR THE YEAR:
  Interest income                             $    9,891   $   4,282   +      131%
  Interest expense                                 4,389       1,978   +      122%
  Net interest income                              5,502       2,304   +      139%
  Net income                                       1,026         378   +      171%

  Net income per share                        $      .65   $     .50   +       30%

AT YEAR END:
  Total assets                                $  130,245   $ 118,407   +       10%
  Net loans                                       82,849      69,616   +       19%
  Deposits                                       110,101     104,743   +        5%
  Stockholders' equity                            11,176      10,245   +        9%

  Shares of common stock                       1,580,978   1,572,171   +        1%
  Book value per share                        $     7.07   $    6.52   +        8%

AVERAGE BALANCES:
  Total assets                                $  124,279      53,430   +      133%
  Net loans                                       76,192      30,279   +      152%
  Deposits                                       106,063      47,964   +      121%
  Stockholders' equity                            10,646       4,387   +      143%

RATIOS:
  Profitability
    Return on average assets                         .82%        .71%
    Return on average equity                        9.64%       8.62%

  Capital adequacy
    Equity to assets (average fourth quarter)       7.81%       7.52%
    Risk-based capital ratio (year end)            11.19%      11.22%

  Asset quality
    Nonaccrual loans and real
      estate owned to assets                         .22%        .29%
    Loan loss reserves to loans                     1.19%       1.39%

COMMON STOCK PRICE AT YEAR END
  Bid                                         $    14.25   $    9.50
  Asked                                             none   $   10.25

March 31, 1997

Dear Stockholders, Customers and Friends:

It is a pleasure to send you our 1996 Annual Report. During the year the balance sheet and income statements for Old North State Bank grew dramatically. The merger between Old North State Bank and Enterprise Bank and Trust Company, which was effective in late 1995, is reflected in the reported numbers for the full year of combined operations in 1996.

Net income for 1996 was $1,026,000, a 171% increase over 1995 when reported earnings were $378,000. Earnings per share for 1996 were $.65 versus $.50 for 1995, based on the average number of shares outstanding during each year.

Net loans grew by over $13,000,000 during the year. Most of this increase was in loans to small and middle-sized businesses in our two county primary service area. Our loan loss reserve at the end of 1996 was $1,000,000 or 1.19% of year end loans.

At year end total assets were $130,245,000, an increase of 10% over year end 1995. Stockholders' equity reached $11,176,000 at the end of 1996, and our 1996 net profit produced a return on average equity of 9.64%, an increase over all prior years.

During the fourth quarter of 1996, your Board of Directors conducted a strategic planning process to set a course of action for the future. After a thorough evaluation of external and internal factors, your Board of Directors decided that it might be in the best interest of shareholders to seek an affiliation with a larger community bank with a similar approach to doing business. After extensive discussions with several potential acquirers, your Board of Directors approved the signing on January 20, 1997, of a Letter of Intent to merge with LSB BankShares, Inc., the holding company for Lexington State Bank. Subsequently, a Definitive Agreement was negotiated and signed on March 14, 1997.

LSB's proposal is attractive to our shareholders from a financial point of view. In addition, our affiliation with a strong and successful community bank headquartered in a neighboring county will be beneficial to our customers, who will have access to a wider range of banking services after the merger.

The proposed merger is subject to regulatory and shareholder approvals. We will call a Special Shareholders Meeting in the next few months to vote on the merger proposal.

We look forward to seeing you at our Annual Meeting on May 12, 1997, at 4:00 PM EDST. The meeting will be held at the Holiday Inn North, 3050 University Parkway, Winston-Salem, North Carolina, 27105. Please complete the enclosed Proxy and return it as soon as possible even if you plan to attend the meeting. If you choose to vote in person, your Proxy will be returned to you at the meeting.

Your banking business is important to our success at Old North State Bank. We appreciate your support and encourage you to share the banking advantages you have found at our bank with your family, friends and business associates.

As always, your comments and suggestions are welcome.

Sincerely,





Nicholas A. Daves                       Robert E. Marziano
Chairman of the Board                   President and CEO

================================================================================

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

ASSETS                                                     1996          1995
                                                       ------------  ------------

Cash and due from banks                                $  4,409,195  $  5,054,158
Interest-bearing deposits with banks                        154,964       845,155
Federal funds sold                                                -     1,765,000
Investment securities available for sale                 33,338,179    33,378,767
Investment securities to be held to maturity,
  approximate market value $4,100,003 in 1996;
  and $2,257,430 in 1995                                  4,146,321     2,292,630
Loans, net of allowance for loan losses of $1,000,000
  in 1996 and $980,993 in 1995                           82,848,597    69,615,597
Property and equipment, net                               2,424,074     2,426,839
Accrued income                                            1,014,675       985,038
Other assets                                              1,908,602     2,044,026
                                                       ------------  ------------
                                                       $130,244,607  $118,407,210
                                                       ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Demand deposits                                          18,532,416    14,920,476
Interest-bearing demand deposits                         12,830,570    12,035,926
Savings deposits                                         15,795,893    16,297,078
Large denomination time deposits                         15,057,971    12,767,541
Other time deposits                                      47,884,021    48,722,028
                                                       ------------  ------------
        Total deposits                                  110,100,871   104,743,049

Federal funds purchased and securities sold under
 agreements to repurchase                                 2,824,832     2,096,354
Long-term debt                                            4,908,333             -
Accrued interest payable                                    941,875     1,115,243
Other liabilities                                           292,951       207,924
                                                       ------------  ------------
                                                        119,068,862   108,162,570
                                                       ------------  ------------

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Common stock, $5 par value; 2,000,000 shares
  authorized; 1,580,978 and 1,572,171 shares
  issued in 1996 and 1995, respectively                   7,904,890     7,860,855
Surplus                                                   2,850,260     1,846,297
Retained earnings                                           529,325       503,016
Unrealized appreciation (depreciation) on investment
 securities available for sale, net of income taxes        (108,730)       34,472
                                                       ------------  ------------
                                                         11,175,745    10,244,640
                                                       ------------  ------------
                                                       $130,244,607  $118,407,210
                                                       ============  ============











SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

                                                               1996        1995        1994
                                                            ----------  ----------  ----------
INTEREST INCOME:
 Loans and fees on loans                                    $7,468,187  $3,070,981  $2,277,591
 Federal funds sold                                             67,344      88,714      27,834
 Investment securities:
   Taxable                                                   2,294,255   1,098,182     621,908
   Exempt from federal income tax                               35,053      16,800      11,219
 Deposits with banks                                            26,348       7,711       6,658
                                                            ----------  ----------  ----------
                                                             9,891,187   4,282,388   2,945,210
                                                            ----------  ----------  ----------

INTEREST EXPENSE:
 Deposits                                                    4,046,643   1,947,386   1,137,024
 Federal funds purchased and securities
   sold under agreements to repurchase                          77,258       3,624       2,859
 Other borrowed funds                                          265,406      26,975      23,261
                                                            ----------  ----------  ----------
                                                             4,389,307   1,977,985   1,163,144
                                                            ----------  ----------  ----------
       Net interest income                                   5,501,880   2,304,403   1,782,066

PROVISION FOR LOAN LOSSES                                      243,079     115,000      63,563
                                                            ----------  ----------  ----------
       Net interest income after provision for loan losses   5,258,801   2,189,403   1,718,503
                                                            ----------  ----------  ----------

NONINTEREST  INCOME:
 Service charges on deposit accounts                           524,731     314,128     229,870
 Securities gains (losses)                                     (36,961)     (5,174)    (20,243)
 Other income                                                  231,440      45,775      38,701
                                                            ----------  ----------  ----------
                                                               719,210     354,729     248,328
                                                            ----------  ----------  ----------

NONINTEREST EXPENSE:
 Salaries and employee benefits                              2,501,906   1,057,269     801,979
 Occupancy expense                                             487,699     167,665     121,427
 Equipment expense                                             283,018     136,021     103,539
 Other expense                                               1,284,686     617,555     485,016
                                                            ----------  ----------  ----------
                                                             4,557,309   1,978,510   1,511,961
                                                            ----------  ----------  ----------
       Income before income taxes                            1,420,702     565,622     454,870

INCOME TAX EXPENSE                                             394,393     187,252     156,099
                                                            ----------  ----------  ----------
       Net income                                           $1,026,309  $  378,370  $  298,771
                                                            ==========  ==========  ==========

EARNINGS PER COMMON SHARE                                   $      .65  $      .50  $      .44
                                                            ==========  ==========  ==========

WEIGHTED AVERAGE SHARES OUTSTANDING                          1,576,623     750,659     686,611
                                                            ==========  ==========  ==========








SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

                                         COMMON STOCK                               UNREALIZED
                                         ------------                   RETAINED   DEPRECIATION
                                     SHARES       AMOUNT     SURPLUS    EARNINGS   ON SECURITIES    TOTAL
                                     ------       ------     -------    --------   -------------    -----
BALANCE, DECEMBER 31, 1993            335,087  $1,675,435   $1,825,721     $113,382  $       -    $3,614,538

  Net income                                -           -            -      298,771          -       298,771
  Dividends paid
    ($.08 per share)                        -           -            -      (29,487)         -       (29,487)
  Stock options exercised              33,502     167,510      201,012            -          -       368,522
  Stock dividend (5%)                  18,430      92,150      165,870     (258,020)         -             -
  Fractional shares purchased            (121)       (605)      (1,080)           -          -        (1,685)
  Fractional shares reissued              121         605        1,210            -          -         1,815
  Unrealized depreciation
    on investment securities
    available for sale, net
    of taxes                                -           -            -            -   (290,624)     (290,624)
                                    ---------  ----------  -----------  -----------  ---------    ----------

BALANCE, DECEMBER 31, 1994            387,019   1,935,095    2,192,733      124,646   (290,624)    3,961,850

  Net income                                -           -            -      378,370          -       378,370
  Stock split (1.922 for 1)
    effected in the form of a
    dividend                          356,832   1,784,160   (1,784,160)           -          -             -
  Fractional shares purchased            (437)     (2,185)      (5,236)           -          -        (7,421)
  Fractional shares reissued              437       2,185        1,683            -          -         3,868
  Stock issued in affiliation         828,320   4,141,600    1,441,277            -          -     5,582,877
  Net change in unrealized
    depreciation on investment
    securities available for sale,
    net of taxes                            -           -            -            -    325,096       325,096
                                    ---------  ----------  -----------  -----------  ---------    ----------

BALANCE, DECEMBER 31, 1995          1,572,171   7,860,855    1,846,297      503,016     34,472    10,244,640

  Net income                                -           -            -    1,026,309          -     1,026,309
  Transfer of capital                       -           -    1,000,000   (1,000,000)         -             -
  Stock options exercised               8,807      44,035        3,963            -          -        47,998
  Net change in unrealized
    depreciation on investment
    securities available for sale,
    net of taxes                            -           -            -            -   (143,202)     (143,202)
                                    ---------  ----------  -----------  -----------  ---------    ----------
BALANCE, DECEMBER 31, 1996          1,580,978  $7,904,890  $2,850,260   $   529,325  $(108,730)  $11,175,745
                                    =========  ==========  ===========  ===========  =========    ==========




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

                                                                     1996         1995          1994
                                                                 ------------  -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $  1,026,309  $   378,370  $    298,771
  Adjustments to reconcile net income
    to net cash provided by operations:
      Depreciation and amortization                                   286,926      120,495       101,676
      Amortization of intangibles                                     107,797       14,280         1,805
      Accretion on loans and deposits purchased                      (251,923)           -             -
      Provision for loan losses                                       243,079      115,000        63,563
      Deferred income taxes                                           214,985       17,188         1,382
      Net realized (gains) losses on securities                        36,961        5,174        20,243
      Accretion of discount on securities, net                        (40,071)     (15,525)      (20,634)
  Changes in assets and liabilities:
    Accrued income                                                    (29,637)    (119,213)     (134,835)
    Other assets                                                     (113,588)     (80,427)      162,481
    Accrued interest payable                                         (173,368)     415,802        47,843
    Other liabilities                                                  85,027      (27,352)      143,102
                                                                 ------------  -----------  ------------
        Net cash provided by operating activities                   1,392,497      823,792       685,397
                                                                 ------------  -----------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in interest-bearing deposits in banks       690,191      (10,977)       90,000
  Net (increase) decrease in federal funds sold                     1,765,000     (865,000)            -
  Purchases of securities                                         (23,637,985)  (7,439,877)   (9,224,292)
  Sales of securities                                               7,306,448    2,750,000     1,940,030
  Maturities of securities                                         14,304,572    3,868,236       726,129
  Net increase in loans                                           (13,286,231)  (7,208,723)   (4,237,801)
  Purchases of properties and equipment                              (284,161)    (136,267)     (198,090)
                                                                 ------------  -----------  ------------
        Net cash used in investing activities                     (13,142,166)  (9,042,608)  (10,904,024)
                                                                 ------------  -----------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand, savings and NOW deposits                  3,905,399    3,043,791     4,106,676
  Net increase in time deposits                                     1,514,498    6,931,073     5,307,147
  Net increase (decrease) in federal funds purchased and
    securities sold under agreements to repurchase                    728,478     (299,320)      200,000
  Proceeds from (repayment of) long-term debt                       4,908,333     (375,000)      375,000
  Dividends paid                                                            -            -       (29,487)
  Proceeds from issuance of common stock                               47,998    2,249,891       368,652
                                                                 ------------  -----------  ------------
        Net cash provided by financing activities                  11,104,706   11,550,435    10,327,988
                                                                 ------------  -----------  ------------
        Net increase (decrease) in cash and cash equivalents         (644,963)   3,331,619       109,361

CASH AND CASH EQUIVALENTS, BEGINNING                                5,054,158    1,722,539     1,613,178
                                                                 ------------  -----------  ------------
CASH AND CASH EQUIVALENTS, ENDING                                $  4,409,195  $ 5,054,158  $  1,722,539
                                                                 ============  ===========  ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                                  $  4,624,750  $ 1,562,183  $  1,115,301
                                                                 ============  ===========  ============
  Taxes paid                                                     $    208,323  $   269,335  $     41,039
                                                                 ============  ===========  ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
  Other real estate acquired in settlement of loans              $          -  $         -  $    137,780
                                                                 ============  ===========  ============
  Net noncash assets acquired for common stock                   $          -  $ 2,845,138  $          -
                                                                 ============  ===========  ============



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Old North State Bank (the Bank) was organized and incorporated under the laws of the State of North Carolina on June 30, 1989. The Bank commenced operations on August 14, 1989, and currently serves the counties of Forsyth and Stokes, and the city of Winston-Salem, North Carolina, through seven banking offices. As a state chartered, Federal Reserve member bank, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Reserve. Old North State Bank Investments, Inc. is a wholly-owned subsidiary of the Bank which sells mutual funds and annuities.

The accounting and reporting policies of the Bank and its subsidiary follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Bank and it subsidiary. All significant, intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially all of the Bank's loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse with the primary employers being health care, manufacturing and financial services.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank's allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

CASH AND CASH EQUIVALENTS

For the purposes of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in cash and due from banks (including items in process of clearing).

TRADING SECURITIES

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

SECURITIES HELD TO MATURITY

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

SECURITIES AVAILABLE FOR SALE

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

PROPERTY AND EQUIPMENT

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

                                                   Years
                                                   -----
                       Buildings and improvements  10-40
                       Furniture and equipment      3-20


FORECLOSED PROPERTIES

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is less than 12 months.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing proforma net income as if the fair value method of accounting had been applied.

INCOME TAXES

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

EARNINGS PER COMMON SHARE

Net income per share is computed based on the weighted average number of shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

FINANCIAL INSTRUMENTS

Any derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

The Bank does not utilize interest-rate exchange agreements or interest-rate futures contracts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.
In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair value for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term debt: The carrying amounts of short-term debt approximate their fair values.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

RECLASSIFICATION

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year. Net income and stockholders' equity previously reported were not affected by these reclassifications.

NOTE 2.  BUSINESS COMBINATION

On December 28, 1995, Old North State Bank acquired Piedmont BancShares Corporation and its consolidated subsidiary, Enterprise Bank and Trust Company, in exchange for 828,320 shares of Old North State Bank common stock valued at $5,582,877. In conjunction with the acquisition, Piedmont BancShares Corporation and Enterprise Bank and Trust Company were merged with and into Old North State Bank. Enterprise Financial Service Corporation, formerly a wholly-owned subsidiary of Enterprise Bank and Trust Company, was renamed Old North State Investments, Inc. and continues as a wholly-owned subsidiary of Old North State Bank.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2.  BUSINESS COMBINATION, CONTINUED

The acquisition was accounted for as a purchase transaction and accordingly the results of operations attributable to the acquired companies are included in the consolidated financial statements only from the date of acquisition. The excess of purchase price over fair value of net tangible and identified intangible assets acquired will be amortized on the straight-line basis over 15 years. The acquisition is summarized as follows:


 Purchase price, including direct costs of $322,705                $  5,905,582
                                                                   ------------

 Loans, net                                                          35,514,561
 Investment securities                                               18,842,169
 Identified intangible assets                                           461,731
 Other assets                                                         5,853,924
 Deposits                                                           (53,087,187)
 Other liabilities                                                   (2,486,616)
                                                                   ------------
        Net tangible and identified intangible assets acquired
          (at fair market value)                                      5,098,582
                                                                   ------------
        Excess of purchase price over net tangible and identified
          intangible assets acquired (at fair market value)        $    807,000
                                                                   ============


Results of operations for the years ending December 31, 1995 and 1994, as if the combination had occurred on January 1, 1994, are summarized below:

                                               PIEDMONT
                                              BANCSHARES
                                  OLD NORTH  CORPORATION               PRO FORMA
1995                             STATE BANK & SUBSIDIARIES ADJUSTMENTS  COMBINED
----                             ---------- -------------- ----------- ---------
Interest income                   $4,246,819  $4,332,802  $ 168,451  $8,748,072
Interest expense                   1,960,604   2,114,699          -   4,075,303
                                  ----------  ----------  ---------  ----------
      Net interest income          2,286,215   2,218,103    168,451   4,672,769

Provision for credit losses          115,000     308,975          -     423,975
Other income                         351,186     431,091          -     782,277
Other expense                      1,958,094   2,531,282     71,425   4,560,801
                                  ----------  ----------  ---------  ----------
      Income before income taxes     564,307    (191,063)    97,026     470,270

Income taxes (benefit)               187,252     (64,961)         -     122,291
                                  ----------  ----------  ---------  ----------
      Net income (loss)           $  377,055  $ (126,102)  $ 97,026  $  347,979
                                  ==========  ==========  =========  ==========

1994
----

Interest income                   $2,945,210  $3,160,860   $168,451  $6,274,521
Interest expense                   1,163,144   1,298,734    (44,561)  2,417,317
                                  ----------  ----------  ---------  ----------
      Net interest income          1,782,066   1,862,126    213,012   3,857,204

Provision for credit losses           63,563      47,395          -     110,958
Other income                         248,328     372,050          -     620,378
Other expense                      1,511,961   1,976,641     71,425   3,560,027
                                  ----------  ----------  ---------  ----------
      Income before income taxes     454,870     210,140    141,587     806,597

Income taxes (benefit)               156,099    (136,000)  (207,448)    227,547
                                  ----------  ----------  ---------  ----------
      Net income                  $  298,771  $  346,140  $ (65,861) $  579,050
                                  ==========  ==========  =========  ==========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 3.  RESTRICTIONS ON CASH

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $698,000 and $246,000 for the periods including December 31, 1996 and 1995, respectively.

NOTE 4.  INVESTMENT SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:


                                     AMORTIZED   UNREALIZED  UNREALIZED     FAIR
1996                                   COST        GAINS       LOSSES       VALUE
----                                -----------  ----------  ----------  -----------

AVAILABLE FOR SALE:
 U.S. Treasury securities           $ 5,260,412  $   26,281  $   15,395  $ 5,271,298
 U.S. Government agency securities   19,047,084      35,566     151,533   18,931,117
 Mortgage-backed securities           7,206,155      30,658      93,837    7,142,976
 Other securities                     1,108,071       4,861       1,344    1,111,588
 Equity securities                      881,200           -           -      881,200
                                    -----------  ----------  ----------  -----------
                                    $33,502,922  $   97,366  $  262,109  $33,338,179
                                    ===========  ==========  ==========  ===========

HELD TO MATURITY:
 U.S. Government agency securities  $ 1,000,000  $        -  $        -  $ 1,000,000
 Mortgage-backed securities           1,744,931           -      32,096    1,712,835
 Other securities                     1,401,390       3,144      17,366    1,387,168
                                    -----------  ----------  ----------  -----------
                                    $ 4,146,321  $    3,144  $   49,462  $ 4,100,003
                                    ===========  ==========  ==========  ===========
1995
----

AVAILABLE FOR SALE:
 U.S. Treasury securities           $10,426,829  $   24,304  $      229  $10,450,904
 U.S. Government agency securities   15,457,345      92,501      81,738   15,468,108
 Mortgage-backed securities           5,891,488      25,496      11,814    5,905,170
 Other securities                     1,093,775       4,427         717    1,097,485
 Equity securities                      457,100           -           -      457,100
                                    -----------  ----------  ----------  -----------
                                    $33,326,537  $  146,728  $   94,498  $33,378,767
                                    ===========  ==========  ==========  ===========

HELD TO MATURITY:
 Mortgage-backed securities         $ 1,744,490  $        -  $   32,565  $ 1,711,925
 Other securities                       548,140       2,079       4,714      545,505
                                    -----------  ----------  ----------  -----------
                                    $ 2,292,630  $    2,079  $   37,279  $ 2,257,430
                                    ===========  ==========  ==========  ===========


Investment securities with amortized cost of approximately $14,503,000 and $14,379,000 at December 31, 1996 and 1995, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 1996, 1995 and 1994 are as follows:


                                                        1996       1995      1994
                                                      ---------  --------  ---------
Realized gains                                         $ 16,630   $ 17,009  $  1,500
Realized losses                                         (53,591)   (22,183)  (21,743)
                                                       --------   --------  --------
                                                       $(36,961)  $ (5,174) $(20,243)
                                                       =========  ========  =========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 4.  INVESTMENT SECURITIES, CONTINUED

The amortized cost and approximate fair value of investment securities by scheduled maturity are shown below. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary:


                                           AVAILABLE FOR SALE        HELD TO MATURITY
                                        ------------------------  ----------------------
                                         AMORTIZED      FAIR      AMORTIZED      FAIR
                                           COST         VALUE        COST       VALUE
                                        -----------  -----------  ----------  ----------

Due in one year or less                 $ 2,994,386  $ 3,013,415  $        -  $        -
Due after one year through five years    19,115,711   18,991,779     563,598     564,433
Due after five years through ten years    2,862,152    2,862,810   1,000,000   1,000,000
Due after ten years                         443,318      446,000     837,792     822,735
Mortgage-backed securities                7,206,155    7,142,975   1,744,931   1,712,835
Equity securities                           881,200      881,200           -           -
                                        -----------  -----------  ----------  ----------
                                        $33,502,922  $33,338,179  $4,146,321  $4,100,003
                                        ===========  ===========  ==========  ==========


NOTE 5.  LOANS RECEIVABLE

The major components of loans in the consolidated balance sheets at December 31, 1996 and 1995 are as follows (in thousands):

                                                                               1996      1995
                                                                             --------  --------

Commercial                                                                   $ 20,740  $ 19,730
Real estate:
  Construction and land development                                             5,030     3,525
  Residential, 1-4 families                                                    23,128    19,258
  Residential, 5 or more families                                               2,854     1,519
  Farmland                                                                        255       250
  Nonfarm, nonresidential                                                      24,707    20,499
Agricultural                                                                      284       153
Consumer                                                                        6,527     5,618
Other                                                                             324        45
                                                                             --------  --------
                                                                               83,849    70,597
Less allowance for loan losses                                                 (1,000)     (981)
                                                                             --------  --------
                                                                             $ 82,849  $ 69,616
                                                                             ========  ========

Nonperforming assets at December 31, 1996 and 1995 are detailed as follows:
                                                                               1996      1995
                                                                             --------  --------

Nonaccrual loans                                                             $259,002  $339,700
Restructured loans                                                                  -         -
Loans past due 90 days or more                                                138,000         -
                                                                             --------  --------
        Total nonperforming loans                                             397,002   339,700

Foreclosed, repossessed and idled properties                                   25,929         -
                                                                             --------  --------

        Total nonperforming assets                                           $422,931  $339,700
                                                                             ========  ========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 5.  LOANS RECEIVABLE, CONTINUED

Gross interest income that would have been recognized for each year if the nonaccrual loans and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held part of the period, is detailed below. Applicable interest income that was actually collected and included in net income for each year is also summarized below:

                                                                       1996     1995
                                                                      -------  -------
NONACCRUAL LOANS:
  Interest income, original terms                                     $23,102  $17,397
                                                                      =======  =======
  Interest income recognized                                          $ 2,883  $ 3,932
                                                                      =======  =======

RESTRUCTURED LOANS:
  Interest income, original terms                                     $     -  $     -
                                                                      =======  =======
  Interest income recognized                                          $     -  $     -
                                                                      =======  =======


An allowance determined in accordance with SFAS No. 114 and No. 118 is provided for all impaired loans. The total recorded investment in impaired loans and the related allowance for loan losses at December 31, the average annual recorded investment in impaired loans, and interest income recognized on impaired loans for the year (all approximate) are summarized below.

                                                                        1996      1995
                                                                      --------  --------

Recorded investment at December 31                                    $964,000  $549,000
                                                                      ========  ========
Allowance for loan losses                                             $278,000   $31,000
                                                                      ========  ========
Average recorded investment for the year                              $944,000  $224,000
                                                                      ========  ========
Interest income recognized for the year                               $ 69,000  $ 14,000
                                                                      ========  ========


The Bank is not committed to lend additional funds to debtors whose loans have been modified.

NOTE 6.  ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                                            1996        1995       1994
                                                          ----------  ---------  --------
BALANCE, BEGINNING                                        $  980,993  $ 372,544  $321,168

Provision charged to expense                                 243,079    115,000    63,563
Recoveries of amounts charged off                             24,146     33,430    11,425
Amounts charged off                                         (248,218)  (159,951)  (23,612)
Allowance of acquired bank at date of acquisition                  -    619,970         -
                                                          ----------  ---------  --------
BALANCE, ENDING                                           $1,000,000  $ 980,993  $372,544
                                                          ==========  =========  ========


NOTE 7.  PROPERTY AND EQUIPMENT

Components of property and equipment and total accumulated depreciation at December 31, 1996 and 1995, are as follows:

                                                                         1996         1995
                                                                      -----------  ----------

Land                                                                  $   407,727  $  407,727
Buildings and improvements                                              1,259,356   1,203,002
Equipment and fixtures                                                  1,861,264   1,633,457
                                                                      -----------  ----------
                                                                        3,528,347   3,244,186

Less accumulated depreciation                                         (1,104,273)    (817,347)
                                                                      -----------  ----------
                                                                      $ 2,424,074  $2,426,839
                                                                      ===========  ==========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 7.  PROPERTY AND EQUIPMENT, CONTINUED

The Bank leases certain branch locations under operating leases which expire through January 2005. Rental expense was $251,881, $46,872, and $15,488 in 1996, 1995, and 1994, respectively. Future minimum rental commitments under the aforementioned noncancelable leases are as follows:


         1997                            $  215,293
         1998                               163,560
         1999                               158,560
         2000                               151,560
         2001                               151,560
         Thereafter                       1,075,599
                                         ----------
                                         $1,916,132
                                         ==========


NOTE 8.  SHORT-TERM DEBT

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date, and other short-term borrowings. Additional information at December 31, 1996 and 1995 and for the years then ended is summarized below:

                                                           1996        1995
                                                        ----------  ----------

  Outstanding balance at December 31                    $2,824,832  $2,096,354
                                                        ==========  ==========
  Year-end weighted average rate                             4.31%       3.94%
                                                        ==========  ==========
  Daily average outstanding during the year             $1,780,164     $63,513
                                                        ==========  ==========
  Average rate for the year                                  4.25%       5.71%
                                                        ==========  ==========
  Maximum outstanding at any month-end during the year  $2,824,832  $2,096,354
                                                        ==========  ==========


The Bank has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $6,000,000.

NOTE 9.  LONG-TERM DEBT

The Bank has a $16,000,000 secured credit availability arrangement with the Federal Home Loan Bank which may be repaid over a period exceeding one year.
At December 31, 1996 the outstanding balance under this arrangement was $4,908,333, which bears interest at 5.75%. There was no outstanding balance at December 31, 1995.

Future maturities of long-term debt are detailed below:



                  YEAR                                      AMOUNT

                  1997                                       $  183,333
                  1998                                          383,333
                  1999                                        1,191,667
                  2000                                          700,000
                  2001                                        2,150,000
                  2002                                          300,000
                                                             ----------
                                                             $4,908,333
                                                             ==========

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments are as follows (dollars in thousands):


                                                          DECEMBER 31, 1996                           DECEMBER 31, 1995
                                                    -----------------------------               -----------------------------
                                                    CARRYING               FAIR                 CARRYING               FAIR
                                                     AMOUNT                VALUE                AMOUNT                 VALUE
                                                    --------               -----                --------               ------
FINANCIAL ASSETS
  Cash and cash equivalents                         $ 4,409               $ 4,409               $ 5,054               $ 5,054
  Interest-bearing deposits with banks                  155                   155                   845                   845
  Federal funds sold                                      -                     -                 1,765                 1,765
  Securities, available-for-sale                     33,338                33,338                33,379                33,379
  Securities, held to maturity                        4,146                 4,100                 2,293                 2,257
  Loans, net of allowance for loan losses            82,849                83,291                69,616                71,212

FINANCIAL LIABILITIES
  Deposits                                          110,101               110,357               104,743               105,582
  Short-term debt                                     2,825                 2,825                 2,096                 2,096
  Long-term debt                                      4,908                 4,633                     -                     -

OFF-BALANCE SHEET ASSETS (LIABILITIES)
  Commitments to extend credit and
    standby letters of credit                             -                     -                     -                     -


NOTE 11.  COMMON STOCK

OPTIONS AND WARRANTS

The Bank maintains a qualified incentive stock option plan which originally reserved up to 67,624 shares for purchase by eligible employees. Options are granted under the plan which are exercisable at $5.45 per share or the fair market value of the Bank's common stock at the date of grant, whichever is higher. Options generally vest at 20% per year and expire ten years from the date of grant (from April 2000 through March 2004), except that expiration and vesting may occur earlier as a result of death, disability, termination or certain changes in control of the Bank. At December 31, 1996, no additional options are available for grant under the plan.

The Bank also has common stock options outstanding at December 31, 1996 and 1995, issued under a non-qualified employee stock option plan of a company acquired by the Bank. Options outstanding pursuant to this arrangement are fully vested, exercisable at $9.09 per share and expire between July 1999 and September 2001. At December 31, 1996, there were 66,098 of these options outstanding.

At December 31, 1996 and 1995, the Bank had warrants outstanding to purchase 40,342 shares of its common stock. These warrants were issued to organizers and founders of a company acquired by the Bank, are immediately exercisable at $9.09 per share and expire on April 11, 2000.

The Bank maintained a nonqualified stock option plan which reserved up to 33,509 shares (before 1994 stock dividend and 1995 split) for purchase by directors. During 1994 options to purchase 33,502 shares (all that were granted under the plan) were exercised at $11 per share.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 11.  COMMON STOCK, CONTINUED

Activity (restated for stock dividends and splits) during the years ended December 31, 1996 and 1995, is summarized below:



                                                           GRANTED AND OUTSTANDING
                                               --------------------------------------------------
                                                           INCENTIVE   NONQUALIFIED
                                                             STOCK        STOCK       EXERCISE(1)
                                               WARRANTS     OPTIONS      OPTIONS        PRICE      EXERCISED
                                               --------    ---------   ------------   -----------  ---------
BALANCE DECEMBER 31, 1994                              -     65,391            -      $     5.45          -

    Granted                                            -          -            -               -          -
    Exercised                                          -          -            -               -          -
    Forfeited                                          -          -            -               -          -
    Expired                                            -          -            -               -          -
    Issued under plans of a company
     acquired by the Bank                         40,342          -       66,098            9.09          -
                                              ----------    -------      -------      ----------   --------
BALANCE DECEMBER 31, 1995                         40,342     65,391       66,098            7.70          -

    Granted                                            -          -            -               -          -
    Exercised                                          -     (8,807)           -            5.45      8,807
    Forfeited                                          -     (9,688)           -            5.45          -
    Expired                                            -          -            -               -          -
                                              ----------    -------      -------      ----------   --------
BALANCE DECEMBER 31, 1996                         40,342     46,896       66,098      $     7.98      8,807
                                              ==========    =======      =======      ==========   ========


Additional information relating to the options and warrants is detailed below:


                                                                                      1996        1995
                                                                                  ------------  ---------
OUTSTANDING OPTIONS AND WARRANTS AT DECEMBER 31:
  Exercise price(1)                                                               $       7.98  $    7.70
  Range of exercise prices:
    From                                                                          $       5.45  $    5.45
    To                                                                            $       9.09  $    9.09
  Remaining contractual life in months(1)                                                   38         54

EXERCISABLE OPTIONS AND WARRANTS AT DECEMBER 31:
  Number                                                                               152,136    160,540
  Exercise price(1)                                                               $       8.00  $    7.86

OPTIONS AND WARRANTS GRANTED DURING THE YEAR:
  Grant-date fair value(1)                                                        $          -  $       -
  Exercise price(1)                                                               $          -  $       -

SIGNIFICANT ASSUMPTIONS USED IN DETERMINING FAIR VALUE:
  Risk-free interest rate                                                                  n/a        n/a
  Expected life in years                                                                   n/a        n/a
  Expected dividends                                                                       n/a        n/a
  Expected volatility                                                                      n/a        n/a

RESULTS OF OPERATIONS:
  Compensation cost recognized in income                                          $          -  $       -
                                                                                  ============  =========
  Pro forma net income(2)                                                         $  1,026,309  $ 378,370
                                                                                  ============  =========
  Pro forma earnings per common share(2)                                          $        .65  $     .50
                                                                                  ============  =========

(1) Weighted average
(2) As if the fair value based method prescribed by SFAS No. 123 had been applied

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 12.  EMPLOYEE BENEFIT PLANS

The Bank has adopted a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who have completed one year of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank may make additional contributions at the discretion of the Board of Directors. The Bank contribution was approximately $13,100 for 1996. There was no expense to the Bank relating to this plan for 1995 or 1994, as the plan was not adopted until December 28, 1995.

NOTE 13.  INCOME TAXES

CURRENT AND DEFERRED INCOME TAX COMPONENTS

The components of income tax expense (substantially all Federal) are as follows:


                                                  1996      1995      1994
                                                --------  --------  --------

Current                                         $179,408  $170,064  $154,717
Deferred                                         214,985    17,188     1,382
                                                --------  --------  --------
                                                $394,393  $187,252  $156,099
                                                ========  ========  ========


RATE RECONCILIATION

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income follows:

                                                  1996      1995      1994
                                                --------  --------  --------
Tax at statutory federal rate                   $483,039  $192,311  $154,656
Tax exempt interest income                       (11,918)   (5,712)   (3,814)
Intangibles accretion, net of amortization       (74,736)        -         -
State income tax, net of federal benefit           2,089         -     5,117
Other                                             (4,081)      653       140
                                                --------  --------  --------
                                                $394,393  $187,252  $156,099
                                                ========  ========  ========


DEFERRED INCOME TAX ANALYSIS

The components of net deferred tax assets (all Federal) at December 31, 1996 and 1995 are summarized as follows:


                                                            1996       1995
                                                          ---------  ---------

Deferred tax assets                                       $ 598,300  $ 734,129
Deferred tax liabilities                                   (131,675)  (126,289)
                                                          ---------  ---------
                                                          $ 466,625  $ 607,840
                                                          =========  =========

The tax effects of each significant item creating deferred taxes are summarized below:

                                                             1996       1995
                                                          ---------  ---------
Net unrealized (appreciation) depreciation on
  securities available for sale                           $ 56,012  $ (17,758)
Allowance for loan losses                                  270,758    283,492
Net operating loss carryforwards                           250,880    443,092
Amortization of deposit premiums                            14,578      6,408
Deferred compensation                                        4,032          -
Contributions                                                    -        117
Depreciation                                               (93,386)   (83,384)
Accretion of discount on investment securities             (38,289)   (25,147)
Other                                                        2,040      1,020
                                                          --------  ---------
                                                          $466,625  $ 607,840
                                                          ========  =========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 13.  INCOME TAXES, CONTINUED

OPERATING LOSS AND CARRYFORWARDS

At December 31, 1996, the Bank had federal net operating loss carryforwards for income tax purposes of approximately $737,900 which will expire from 2005 through 2008 if not previously utilized. State net economic loss carryforwards, which expire in 1997 and 1998, amount to approximately $549,000 at December 31, 1996. The deferred tax benefit resulting from state net economic loss carryforwards has been offset in full by a valuation allowance.

NOTE 14.  COMMITMENTS AND CONTINGENCIES

LITIGATION

In the normal course of business the Bank is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the consolidated financial statements.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 1996 and 1995 is as follows:


                                                          1996         1995
                                                       -----------  -----------

Commitments to extend credit                           $17,114,000  $16,079,000
Standby letters of credit                                  665,500      269,600
                                                       -----------  -----------
                                                       $17,779,500  $16,348,600
                                                       ===========  ===========


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 14.  COMMITMENTS AND CONTINGENCIES, CONTINUED

CONCENTRATIONS OF CREDIT RISK

Substantially all of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area and such customers are generally depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Bank's market area. The concentrations of credit by type of loan are set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank's primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $1,000,000.

The Bank has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

OTHER COMMITMENTS

The Bank has entered into employment agreements with certain of its key officers covering duties, salary, benefits, stock options, provisions for termination and Bank obligations in the event of merger or acquisition.

NOTE 15.  REGULATORY RESTRICTIONS

DIVIDENDS

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 15.  REGULATORY RESTRICTIONS, CONTINUED

CAPITAL REQUIREMENTS, CONTINUED

The Bank's actual capital amounts and ratios are also presented in the following table:


                                                                              TO BE WELL
                                                                           CAPITALIZED UNDER
                                                       FOR CAPITAL         PROMPT CORRECTIVE
                                     ACTUAL         ADEQUACY PURPOSES      ACTION PROVISIONS
                              ------------------  ---------------------  ---------------------
                                AMOUNT     RATIO    AMOUNT      RATIO      AMOUNT      RATIO
                              -----------  -----  ----------  ---------  ----------  ---------

DECEMBER 31, 1996:
 Total Capital
   (to Risk-Weighted Assets)  $11,039,625  12.3%  >$7,180,704     >8.0%  >$8,975,880     >10.0%
                                                  -               -      -               -
 Tier I Capital
   (to Risk-Weighted Assets)  $10,039,625  11.2%  >$3,590,352     >4.0%  >$5,385,528     > 6.0%
                                                  -               -      -               -
 Tier I Capital
   (to Average Assets)        $10,039,625   7.8%  >$5,141,480     >4.0%  >$6,426,850     > 5.0%
                                                                  -      -               -
DECEMBER 31, 1995:
 Total Capital
   (to Risk-Weighted Assets)   $9,838,514  12.5%  >$6,312,766     >8.0%  >$7,890,958     >10.0%
                                                  -               -      -               -
 Tier I Capital
   (to Risk-Weighted Assets)   $8,857,521  11.2%  >$3,156,383     >4.0%  >$4,734,575     > 6.0%
                                                  -               -      -               -
 Tier I Capital
   (to Average Assets)         $8,857,521   7.5%  >$4,711,293     >4.0%  >$5,889,116     > 5.0%
                                                                  -      -               -

NOTE 16.  TRANSACTIONS WITH RELATED PARTIES

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Aggregate transactions involving the purchase of goods and services from related parties in 1996 amounted to approximately $32,230.

Aggregate 1996 and 1995 loan transactions with related parties were as follows:


                                                                                               1996         1995
                                                                                            -----------  ----------

BALANCE, BEGINNING                                                                           $1,600,705    $825,808

New loans                                                                                     2,836,075     680,141
Repayments                                                                                   (1,441,277)   (630,748)
Relationship changes                                                                             24,821     725,504
                                                                                            -----------  ----------
BALANCE, ENDING                                                                              $3,020,324  $1,600,705
                                                                                            ===========  ==========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 17.  SUBSIDIARY CONDENSED FINANCIAL STATEMENTS

Old North State Investments, Inc., formerly Enterprise Financial Service Corporation, is a wholly-owned subsidiary of the Bank which sells annuities and mutual funds. Old North State Investments, Inc.'s condensed financial statements as of December 31, 1996 and 1995 and for the years then ended are presented below. The assets, liabilities, equity, results of operations and cash flows noted therein are included in Old North State Bank's consolidated financial statements only from December 28, 1995 (the date of acquisition) forward.

BALANCE SHEETS
---------------------------------------------------------------------------------------------

                                                                             1996      1995
                                                                           --------  --------

Cash                                                                       $238,618   $87,767
Equipment, net                                                                2,304     4,080
Commissions receivable                                                       14,202    30,430
Other assets                                                                    753     4,006
                                                                           --------  --------
                                                                           $255,877  $126,283
                                                                           ========  ========

Due to Old North State Bank                                                 117,033         -
Other liabilities                                                             3,130    15,004
Stockholder's equity                                                        135,714   111,279
                                                                           --------  --------
                                                                           $255,877  $126,283
                                                                           ========  ========

STATEMENTS OF INCOME
---------------------------------------------------------------------------------------------

Commission income                                                          $143,021  $185,466
                                                                           --------  --------

Personnel and employee benefits                                              66,577   102,085
Occupancy expense                                                             7,494     8,949
Furniture and equipment expense                                               2,331     2,137
Other operating expense                                                      25,779    24,915
                                                                           --------  --------
                                                                            102,181   138,086
                                                                           --------  --------
       Net income before income taxes                                        40,840    47,380

Income taxes                                                                 16,405     3,555
                                                                           --------  --------
       Net income                                                           $24,435   $43,825
                                                                           ========  ========

STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                 $24,435   $43,825
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation                                                             1,776     2,481
     Net changes in assets and liabilities                                  124,640    (1,167)
                                                                           --------  --------
       Net cash provided by operating activities and net increase in cash   150,851    45,139

CASH, BEGINNING                                                              87,767    42,628
                                                                           --------  --------
CASH, ENDING                                                               $238,618   $87,767
                                                                           ========  ========

NOTE 18.  PENDING AFFILIATION

On March 14, 1997, the Bank entered an agreement to affiliate with LSB Bancshares, Inc. through an arrangement whereby Old North State Bank would be merged into Lexington State Bank, a subsidiary of LSB Bancshares, Inc. Completion of the transaction is subject to a number of conditions, including approval by the shareholders of Old North State Bank and appropriate regulatory authorities.


NOTE 19.  LITIGATION

On March 11, 1997, the Bank filed a lawsuit in Forsyth County against two individuals and a related business to collect the balance of amounts paid by the Bank (approximately $94,000) to a supplier of the business for purchases made by the business.

On May 9, 1997, the defendants filed an answer to the lawsuit and included counterclaims against the Bank on the basis of allegations that the Bank
(i) unlawfully converted assets of the defendants by placing an administrative freeze on the defendants' accounts with the Bank (amounting to approximately $67,000) and (ii) engaged in unfair and deceptive trade practices. The counterclaims seek compensatory damages in excess of $10,000 and an award of punitive damages or, in the alternative, that the compensatory damages be trebled.

The management of Old North State Bank denies the validity of these counterclaims and intends to vigorously defend these matters in addition to aggressively pursuing its own claims against the defendants. However, the litigation is in too early a stage to determine the outcome of this contingency.

                 [LARROWE, CARDWELL & COMPANY, LC LETTERHEAD]


                         INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
Old North State Bank
Winston-Salem, North Carolina

We have audited the consolidated balance sheets of Old North State Bank and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Old North State Bank and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ Larrowe, Cardwell & Company, LC

Galax, Virginia
January 30, 1997, except for Note 18,
as to which the date is March 14, 1997 and Note 19
as to which the date is May 9, 1997

================================================================================

FIVE YEAR FINANCIAL SUMMARY(1)

--------------------------------------------------------------------------------

                                     1996           1995       1994      1993      1992
                                   ---------      --------   --------  --------  --------
SUMMARY OF OPERATIONS

 Interest income                   $  9,891       $  4,282   $ 2,945   $ 2,294   $ 2,032
 Interest expense                     4,389          1,978     1,163       957       959
                                   --------       --------   -------   -------   -------
       Net interest income            5,502          2,304     1,782     1,337     1,073
 Provision for loan losses              243            115        63       120       123
 Other income                           719            355       248       234       183
 Other expense                        4,558          1,979     1,512     1,237     1,028
 Income taxes (benefit)                 394            187       156       (30)        -
                                   --------       --------   -------   -------   -------
       Net income                  $  1,026       $    378   $   299   $   244   $   105
                                   ========       ========   =======   =======   =======

PER SHARE DATA(2)

 Net income                        $    .65       $    .50   $   .44   $   .36   $   .16
 Cash dividends declared                  -              -       .04         -         -
 Book value                            7.07           6.52      5.33      5.35      4.98

YEAR-END BALANCE SHEET SUMMARY

 Loans, net                        $ 82,849       $  9,616   $27,007   $22,971   $19,440
 Investment securities               37,485         35,671    15,505     9,386     6,724
 Total assets                       130,245        118,407    46,748    36,221    30,105
 Deposits                           110,101        104,743    41,681    32,267    26,425
 Stockholders' equity                11,176         10,245     3,962     3,615     3,370

SELECTED RATIOS

 Return on average assets               .82%           .71%      .75%      .76%      .40%
 Return on average equity              9.64%          8.62%     8.00%     7.02%     3.16%
 Average equity to average assets      8.53%          8.21%     9.40%    10.85%    12.52%



---------------------------

    (1) In thousands of dollars, except per share data.
    (2) Adjusted for the effects of a 5% stock dividend in 1994 and a 1.922 for 1 stock split in 1995.

================================================================================

================================================================================



               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS




================================================================================

================================================================================

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------

Management's Discussion and Analysis is provided to assist in the understanding and evaluation of the Bank's financial condition and results of operation. The following discussion should be read in conjunction with the accompanying financial statements and related notes elsewhere in this annual report.

RESULTS OF OPERATIONS

1996 was the first full year of operation since the merger of Old North State Bank and Piedmont BancShares and its subsidiary, Enterprise Bank and Trust Company, on December 28, 1995. Old North State Bank is a state-chartered financial institution organized in 1989 under North Carolina law and is a member of the Federal Reserve Bank of Richmond. The Bank has seven full service locations in Forsyth and Stokes Counties and five of these locations maintain Automated Teller Machines (ATM's).

Net income for the year ended December 31, 1996 was $1,026,309 or $.65 per share, compared to $378,370 or $.50 per share for 1995. This increase is attributable to solid economic growth, increased consumer support, improved net interest margins, and merger economics. Total assets increased from $118.4 million in 1995 to $130.2 million at the end of 1996. This represents a modest growth of 10%.


- The portfolio of earning assets continued to be the primary contributors to profitability. Average earning assets increased 133.3% for the year ending 1996 while net interest income increased 138.8%. This produced a net yield on interest earning assets of 4.79% in 1996.

-    Noninterest income increased $364,481 or 102.8% to $719,210 for 1996.
     Noninterest income included service charges on deposit accounts of $524,731 in 1996 and $314,128 in 1995.

- Noninterest expense totaled $4,557,309 in 1996. This represented an increase of $2,578,799 from the $1,978,510 in 1995. This increase is primarily the result of the merger.

-    The effective tax rate was 27.76% in 1996, compared with 33.1% in 1995.

-    The return on average assets for 1996 was .82% compared with .71% in 1995.
      For the past two years the returns on average shareholders' equity were 9.64% and 8.62%, respectively.

- At the end of 1996, the ratio of equity to assets was 8.53%, compared to 8.21% at the end of 1995. The risk-adjusted total capital ratio was 12.3% at the end of the year, compared with 12.47% twelve months earlier.


The Bank has entered an agreement to affiliate with LSB Bancshares, Inc. through an arrangement whereby Old North State Bank would be merged into Lexington State Bank, a subsidiary of LSB Bancshares, Inc. Completion of the transaction is subject to a number of conditions, including approval by the shareholders of Old North State Bank and appropriate regulatory authorities.

TABLE 1. KEY FINANCIAL RATIOS(1)
--------------------------------------------------------------------------------

                                       1996   1995   1994
                                       -----  -----  -----
Return on assets                        .82%   .71%   .75%
Return on equity                       9.64%  8.62%  8.00%
Equity to assets                       8.53%  8.21%  9.40%


--------------------
(1) Ratios are computed on average balances.

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------

TABLE 2. NET INTEREST INCOME AND AVERAGE BALANCES, IN THOUSANDS

                                              1996                           1995                           1994
                               -------------------------------- -----------------------------  -----------------------------
                                                      INTEREST                       INTEREST                       INTEREST
                                AVERAGE     INCOME/    YIELD/    AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/   YIELD/
                               BALANCE(2)   EXPENSE     COST    BALANCE(2)  EXPENSE    COST    BALANCE(2)  EXPENSE    COST
                               ----------   -------   --------  ----------  -------  --------  ----------  -------  --------
INTEREST EARNING ASSETS:
Deposits in other banks         $    456      $  27     5.92%    $   126     $   8     6.35%    $   102    $   7     6.86%
Investments(1)                    36,944      2,329     6.30%     17,372     1,116     6.42%     10,749      633     5.89%
Federal funds sold and
  securities purchased with
  agreements to resell             1,292         67     5.19%      1,509        89     5.90%        624       28     4.49%
Loans                             76,192      7,468     9,80%     30,279     3,071    10.14%     24,725    2,277     9.21%
                                --------    -------  -------     -------   -------  -------     -------  -------  -------
   Total                         114,884      9,891               49,286     4,284               36,200    2,945
                                --------    -------              -------   -------              -------  -------
   Yield on average
    interest-earning assets                             8.61%                          8.69%                         8.14%
                                                     =======                        =======                       =======

NONINTEREST-EARNING ASSETS:
Cash and due from banks            3,830                           1,652                          1,288
Premises and equipment             2,443                           1,679                          1,594
Interest receivable and other                 3,122                            813                           623
                                --------    -------              -------   -------              -------  -------
   Total                           9,395                           4,144                          3,505
                                --------                         -------                        -------
   Total assets                 $124,279                         $53,430                        $39,705
                                ========                         =======                        =======

INTEREST-BEARING LIABILITIES:
Demand deposits                 $ 12,004        179     1.49%    $ 4,505        77     1.71%    $ 2,791       49     1.76%
Savings deposits                  15,690        388     2.47%      8,204       225     2.74%      7,720      214     2.77%
Time deposits                     62,944      3,480     5.53%     28,305     1,645     5.81%     19,488      874     4.49%
Long-term debt                     4,620        265     5.74%        397        27     6.80%        370       23     6.22%
Short-term debt                    1,780         77     4.33%         63         4     6.35%         63        3     4.76%
                                --------    -------  -------     -------   -------  -------     -------  -------  -------
   Total                          97,038      4,389               41,474     1,978               30,432    1,163
                                --------    -------              -------   -------              -------  -------
   Cost on average
     interest-bearing
     liabilities                                                    4.52%                          4.77%             3.82%
                                                                 =======                        =======           =======
NON INTEREST-BEARING LIABILITIES
Demand deposits                   15,425                           6,950                          5,147
Interest payable and other         1,170                             619                            393
                                --------                         -------                        -------
  Total                           16,595                           7,569                          5,540
                                --------                         -------                        -------
  Total liabilities              113,633                          49,043                         35,972

STOCKHOLDERS' EQUITY              10,646                           4,387                          3,733
                                --------                         -------                        -------
  Total liabilities and
   stockholders' equity         $124,279                         $53,430                        $39,705
                                ========                         =======                        =======

  Net interest income                        $5,502                        $2,306                        $ 1,782
                                             ======                        ======                        =======

  Net yield on
   interest-earning assets                              4.79%                          4.68%                         4.92%
                                                    ========                        =======                       =======

_______________
(1) Income related to securities exempt from federal income taxes is stated at actual (not at fully taxable equivalent basis). This income is not shown separately due to immateriality. The income for 1996, 1995 and 1994 was $35,053, $16,800, and $11,219, respectively.

(2) Average balances of non-accruing loans are reflected in the average loan balances for each year in calculating average yields and rates. There were no out-of-period items or adjustments to be considered in this computation. Loan fees were included in the interest income computation and these amounts for 1996, 1995 and 1994 respectively were $184,107, $83,820.05 and
    $73,000.71.

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------


NET INTEREST INCOME

Net interest income represents the principal source of earnings for a bank. Net interest income equals the amount by which interest income exceeds funding costs. For 1996 net interest income represented 88.4% of net revenues (net interest income plus noninterest income), compared with 86.7% in 1995. The relationship of net interest income to total revenues increased slightly in 1996 because of increased loan demand.

Net yield on average earning assets is a primary measure used in evaluating the effectiveness of the management of earning assets and funding sources. The net yield on average earning assets was 4.79% in 1996, compared with 4.68% in 1995.

During 1996, the gross yield on average interest-earning assets was 8.61%, down slightly from 8.69% in 1995. In conjunction, the cost of funds on average interest-bearing liabilities at the end of 1996 was 4.52% compared to 4.77% in 1995. (Table 2)

The primary factor responsible for the slight improvement in net interest margin in 1996 was the greater reduction in the cost on average interest-bearing liabilities compared to the yield on average interest-earning assets as seen in Table 3.

TABLE 3. RATE/VOLUME VARIANCE ANALYSIS, IN THOUSANDS
--------------------------------------------------------------------------------

                                         1996 COMPARED TO 1995         1995 COMPARED TO 1994
                                      ----------------------------  ----------------------------
                                      INTEREST     VARIANCE        INTEREST       VARIANCE
                                      INCOME/   ATTRIBUTABLE TO     INCOME/   ATTRIBUTABLE TO
                                                ------------------            ------------------
                                      EXPENSE                       EXPENSE
                                      VARIANCE  RATE      VOLUME    VARIANCE  RATE      VOLUME
                                      --------  --------  --------  --------  --------  --------
INTEREST-EARNING ASSETS:
Deposits in other banks               $     19  $     (2) $     21  $      1  $     (1) $      2
Investment securities                    1,213       (44)    1,257       483        92       391
Federal funds sold and securities
 purchased with agreements to resell       (22)       (9)      (13)       61        22        39
Loans                                    4,397      (259)    4,656       794       282       512
                                      --------  --------  --------  --------  --------  --------
   Total                                 5,607      (314)    5,921     1,339       395       944
                                      --------  --------  --------  --------  --------  --------

INTEREST-BEARING LIABILITIES:
Demand deposits                            102       (27)      129        28        (2)       30
Savings deposits                           163       (42)      205        11        (2)       13
Time deposits                            1,835      (176)    2,011       771       374       397
Long-term debt                             238       (49)      287         4         2         2
Short-term debt                             73       (36)      109         1         1         0
                                      --------  --------  --------  --------  --------  --------
   Total                                 2,411      (330)    2,741       815       373       442
                                      --------  --------  --------  --------  --------  --------

 NET INTEREST INCOME                  $  3,196  $     16  $  3,180  $    524  $     22  $    502
                                      ========  ========  ========  ========  ========  ========

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------


NONINTEREST INCOME

Noninterest income has become an increasingly important factor of profitability. Noninterest income for Old North State Bank consists of service charges on deposit accounts, insurance commissions, gains and losses on investment securities transactions, and other commissions and fees derived from various banking and bank-related activities. Noninterest income for 1996 totaled $719,210, compared with $354,729 last year.

Service charges on deposit accounts have historically represented the largest single item of noninterest income. This continued to be the case in 1996. Such charges totaled $524,731, an increase from $314,128 in 1995. Other service charges, commissions and fees totaled $231,440 in 1996, compared with $45,775 in 1995.

An analysis of noninterest income for the past three years is provided in Table
4.

TABLE 4. SOURCES OF OTHER INCOME, IN THOUSANDS
--------------------------------------------------------------------------------

                                                1996    1995    1994
                                               ------  ------  ------
Service charges on deposit accounts            $524.7  $319.6  $229.8
Other service charges and fees                   53.6    26.2    18.1
Insurance commissions                            10.8     9.3    10.0
Rental income                                       -       -     6.9
Annuity/mutual fund income                      143.0       -       -
Gain (loss) sale of securities                  (37.0)   (5.2)  (20.2)
Other income                                     24.1     4.8     3.7
                                               ------  ------  ------
   Total                                       $719.2  $354.7  $248.3
                                               ======  ======  ======


NONINTEREST EXPENSE

Noninterest expense increased 130.3% to $4,557,309 in 1996. The merger with Piedmont BancShares in 1995 was accounted for as a purchase, and prior year history was not restated. The 1996 increase in expenses includes the incremental cost of operations related to the December 28, 1995 merger, and the cost of standardizing operating procedures to those of Old North State Bank. Excluding costs and expenses related to the merger, it is estimated that noninterest expense would have increased approximately 8 - 9% in 1996.

Salaries and benefits increased 136.6% in 1996, which includes approximately 5% annual merit increases and the incremental salaries and benefits of the additional employees who joined Old North State Bank from the merger. Other noninterest expense increased 123.1% to $2,055,403 in 1996. Approximately one half of the total increase in other expenses represented the increased cost of hospitalization insurance.

Net occupancy expense increased 190.8% and furniture and equipment expense rose 108.1% in 1996. In 1996, four branches from the merger were added.

It appears these expenses are extraordinary, but they are a direct result of the merger. As the merged Bank matures these expenses will start to decline as a percent of revenue.

See table 5 for an analysis of noninterest expense.

INCOME TAXES

The Bank's effective tax rate was 27.76% in 1996 and 33.11% in 1995. During 1996, the Bank expensed $394,393 for income taxes.

The Bank reports certain items of income or expense in one time period for the income statements but in another time period for tax purposes, thus creating temporary differences. At year-end the net deferred tax asset resulting from temporary differences was $410,613, compared to $625,598 at year-end 1995.

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------


TABLE 5. DETAILS OF OTHER EXPENSE, IN THOUSANDS

                                        1996       1995      1994
                                      --------   --------  --------
Salaries                              $2,172.9  $  905.9  $  676.1
Employee benefits                        329.0     151.4     125.9
Occupancy                                487.7     167.6     121.4
Equipment                                283.0     136.0     103.5
FDIC insurance premium                     7.6      50.5      75.9
Data processing                          230.5     127.3      48.1
Postage                                   63.8      13.6      27.9
Telephone                                 70.0      34.4      25.9
Stationery and supplies                   80.2      49.0      37.4
Directors fees                            39.7      20.0      19.3
Advertising                               67.6      58.2      23.2
Franchise taxes                           16.0       6.9       5.9
Blanket bond insurance                    17.6       7.2       7.3
Professional fees                         99.1      25.4      21.1
Correspondent fees                        40.0      24.3      21.3
Other operating expense                  552.6     200.8     171.8
                                      --------  --------  --------
  Total                               $4,557.3  $1,978.5  $1,512.0
                                      ========  ========  ========

BALANCE SHEET ANALYSIS

LOANS

As of December 31, 1996, the Bank had loans outstanding of $83.8 million, as compared to $70.6 million in 1995, resulting in an increase of 18.8%. Outstanding loans represent 64.4% of total assets at year-end, compared to 58.8% at the end of 1995.

The Bank's loan portfolio consists primarily of commercial loans, residential one-to-four family mortgage loans and installment loans (Table 6). Substantially all of these loans are concentrated in the Bank's market area.

The interest rates charged on loans vary with the degree of risk, the maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 9.80% in 1996, compared to an average yield of 10.14% in 1995 (Table 2). This decrease is primarily due to stronger competition in 1996.

NONPERFORMING LOANS AND PROVISION FOR LOAN LOSSES

Loans are placed on nonaccrual status either when they become 90 days past due or when collection of interest and principal is doubtful. There are three negative implications for earnings when a loan is placed in nonaccrual status. All interest accrued but unpaid at the date the loan goes on nonaccrual status is either deducted from interest income or written off as a loss. Secondly, future accruals of interest income are not made until it becomes certain that both loan principal and interest can be paid. Finally, there may be actual losses which necessitate increased provisions for loan losses charged against earnings.


Nonperforming assets at December 31, 1996 and 1995 are detailed as follows:

                                                     1996           1995
                                                     ----           ----
                   C<>
Nonaccrual loans                                   $259,002       $339,700
Restructured loans                                       --             --
Loans past due 90 days or more                      138,000             --
                                                   --------       --------
        Total nonperforming loans                   397,002        339,700

Foreclosed, repossessed and idled properties         25,929             --
                                                   --------       --------

        Total nonperforming assets                 $422,931       $339,700
                                                   ========       ========

Nonperforming loans at December 31, 1996 were $397,002 compared to $339,700 for the same period in 1995. Nonperforming loans equaled .47% of total loans at year-end 1996 and .48% at year-end 1995. Net charge-offs were .29% of average loans outstanding in 1996, compared to .41% in 1995. For the same two years the provisions charged against earnings as a percent of average loans outstanding were .32% and .38%, respectively.


Following is an analysis of allowance for loan losses for 1996, 1995 and 1994:

                                                1996        1995        1994
                                                ----        ----        ----
Balance at beginning of period              $  980,993   $ 372,544    $321,168

  Charge-offs:
    Commercial, financial and agricultural    (209,018)   (153,176)    (15,129)
    Real estate -- construction
    Real estate -- mortgage
    Installment loans to individuals           (22,695)     (4,775)     (8,483)
    Other                                      (16,505)     (2,000)
                                            ----------   ---------    --------
                                              (248,218)   (159,951)    (23,612)

  Recoveries:
    Commercial, financial and agricultural      20,049      28,274
    Real estate -- construction
    Real estate -- mortgage
    Installment loans to individuals             3,085       2,156      11,425
    Other                                        1,012       3,000
                                            ----------   ---------    --------
                                                24,146      33,430      11,425
                                            ----------   ---------    --------
Net (charge-offs) recoveries                  (224,072)   (126,521)    (12,187)
                                            ----------   ---------    --------
Provision charged to expense                   243,079     115,000      63,563
                                            ----------   ---------    --------
Allowance of acquired bank at date of
  acquisition                                              619,970
                                            ----------   ---------    --------
Balance end of period                       $1,000,000   $ 980,993    $372,544
                                            ==========   =========    ========

Gross interest income that would have been recognized for each year if the nonaccrual loans and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held part of the period, is detailed below. Applicable interest income that was actually collected and included in net income for each year is also summarized below:

                                                          1996            1995
                                                          ----            ----
NONACCRUAL LOANS:
  Interest income, original terms                       $23,102         $17,397
                                                        =======         =======
  Interest income recognized                            $ 2,883         $ 3,932
                                                        =======         =======

RESTRUCTURED LOANS:
  Interest income, original terms                       $    --         $    --
                                                        =======         =======
  Interest income recognized                            $    --         $    --
                                                        =======         =======

An allowance determined in accordance with SFAS No. 114 and No. 118 is provided for all impaired loans. The total recorded investment in impaired loans and the related allowance for loan losses at December 31, the average annual recorded investment in impaired loans, and interest income recognized on impaired loans for the year (all approximate) are summarized below.

                                                          1996            1995
                                                          ----            ----
Recorded investment at December 31                      $964,000        $549,000
                                                        ========        ========
Allowance for loan losses                               $278,000        $ 31,000
                                                        ========        ========
Average recorded investment for the year                $944,000        $224,000
                                                        ========        ========
Interest income recognized for the year                 $ 69,000        $ 14,000
                                                        ========        ========

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------



Old North State Bank maintains a watch list for loans which demonstrate a high level of credit risk. This list is monitored to evaluate collectibility and to identify signs of improvement or deterioration. The factors considered include the undivided strength of the borrowers, the strength of individual industries, the value and marketability of the collateral, specific market strengths and weaknesses, and general economic conditions. Management believes the loan loss allowance at December 31, 1996 is adequate to cover existing and potential loan losses.


At this time, the Bank knows of no potential problem loans.


Table 6 provides additional information.

TABLE 6. LOANS, IN THOUSANDS
--------------------------------------------------------------------------------

ANALYSIS OF LOANS


                                           1996     1995     1994
                                         -------- -------  -------

Commercial, financial and agricultural   $21,024  $19,883  $ 8,691
Real estate - construction                 5,030    3,525      717
Real estate - mortgage                    25,439   21,190    9,848
Installment loans to individuals(1)       31,313   25,372    7,854
Other                                      1,043      627      270
                                         -------  -------  -------
  Total                                  $83,849  $70,597  $27,380
                                         =======  =======  =======

______________________________
(1) Includes residential mortgages

ANALYSIS OF CERTAIN LOAN MATURITIES


                                       COMMERCIAL,               INSTALLMENT
                                        FINANCIAL                   REAL           LOANS
                                          AND          REAL        ESTATE-          TO
                                      AGRICULTURAL    ESTATE    CONSTRUCTION    INDIVIDUALS    OTHER     TOTAL
                                      ------------    ------    ------------    -----------    -----     -----
Due within one year                    $  10,348     $ 3,741     $  2,221        $ 5,336       $  102   $21,748
                                       ---------     -------     --------        -------       ------

Due after one through five years:
  Fixed rate                               3,461       5,607          152         11,229          433    20,882
  Variable rate                            6,657       5,515        1,960          9,839          491    24,462
                                       ---------     -------     --------        -------       ------   -------
Total                                    10,118       11,122        2,112         21,068          924    45,344
                                       --------      -------     --------        -------       ------   -------
Due after five years through ten years
  Fixed rate                                  35       4,657          697            568           17     5,974
  Variable rate                              523       5,919            -          4,341            -    10,783
                                       ---------     -------     --------        -------       ------   -------
     Total                                   558      10,576          697          4,909           17    16,757
                                       ---------     -------     --------        -------       ------   -------
     Total                             $  21,024     $25,439     $  5,030        $31,313       $1,043   $83,849
                                       =========     =======     ========        =======       ======   =======


ALLOCATION OF THE RESERVE FOR LOAN LOSSES


Balance at end of period applicable to         1996                 1995                1994
                                          ------------------   ------------------   ------------------
                                          AMOUNT  PERCENT(1)   AMOUNT  PERCENT(1)   AMOUNT  PERCENT(1)
                                          ------  ----------   ------  ----------   ------  ----------
 Commercial, financial and agricultural   $  250     25%        $275      28%        $120      32%
 Real estate, construction                    60      6%          49       5%          11       3%
 Real estate, mortgage                       300     30%         294      30%         134      36%
 Installment loans to individuals, other     390     39%         363      37%         108      29%
                                          ------    ---         ----     ---         ----     ---
    Total                                 $1,000    100%        $981     100%        $373     100%
                                          ======    ===         ====     ===         ====     ===

______________________________
(1) Percent of loans in each category to total loans

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------



INVESTMENT SECURITIES

Investment securities at the end of 1996 made up 28.7% of total assets compared to 30.1% in 1995. This slight decrease is a result of a stronger demand for funding of loans. Table 7 provides details of the investment portfolio and a breakdown between available-for-sale and held-to-maturity required by Financial Accounting Standard No. 115. At year-end 1996, 11.1% of the portfolio was classified as held-to-maturity while 88.9% was classified as available-for-sale. For the same period in 1995 the percentages were 6.3% and 93.7%, respectively. The Bank uses its investments to provide liquidity for unexpected deposit decrease or loan generation, to meet the Bank's interest rate sensitivity goals, and to generate income. Management is conservative in its selection of investment securities. Accordingly, the investment portfolio consists primarily of securities of the United States Government or its agencies, mortgage-backed securities and North Carolina bank qualified municipals.

TABLE 7. INVESTMENT SECURITIES

DECEMBER 31, 1996




                                  AMORTIZED COST DUE
                     ----------------------------------------------
                                  AFTER ONE   AFTER FIVE      AFTER     MORTGAGE                                            AVERAGE
                     IN ONE YR.    THROUGH     THROUGH         TEN       BACKED      EQUITY                    MARKET     MATURITY
                      OR LESS      FIVE YRS.    TEN YRS.      YEARS    SECURITIES   SECURITIES     TOTAL        VALUE      IN YEARS
                     ----------   -----------  ----------     -----    ----------   ----------   -----------  -----------   --------


AVAILABLE FOR SALE
U.S. Treasury        $2,744,117   $ 2,516,295   $       -   $        -  $        -   $       -  $ 5,260,412   $ 5,271,298     1.39
U.S. agencies           250,263    16,341,419   2,455,402            -           -           -   19,047,084    18,931,117     4.09
States and municipal          -             -     858,286            -           -           -      858,286       859,623     9.80
Mortgage-backed               -             -           -                7,206,155           -    7,206,155     7,142,976     9.75
Other                         -       249,785           -                        -           -      249,785       251,965     1.04
Equity securities             -             -           -                        -     881,200      881,200       881,200
                     ----------   -----------   ----------  ----------  ----------  ----------  -----------   -----------     ----
    Total            $2,994,380   $19,107,499   $3,313,688  $           $7,206,155  $  881,200  $33,502,922   $33,338,179     5.02
                     ==========   ===========   ==========  ==========  ==========  ==========  ===========   ===========     ====

WEIGHTED AVERAGE YIELDS:
U.S. Treasury              6.02%         5.90%           -                       -           -         5.96%
U.S. agencies              6.77%         6.35%        6.91%                      -           -         6.43%
States and municipal                        -         5.19%                      -           -         5.19%
Mortgage-backed               -             -            -                    6.25%          -         6.25%
Other                         -          6.71%           -                       -           -         6.71%
Equity securities             -             -            -                       -        7.00%        7.00%
                     ----------    ----------   ----------  ----------  ----------    --------     --------
    Consolidated           6.09%         6.30%        6.47%                   6.25%       7.00%        6.53%
                     ----------    ----------   ----------  ----------  ----------    --------    ---------

HELD TO MATURITY
U.S. Treasury        $             $        -   $           $        -         $        -         $        -   $        -         -
U.S. agencies                 -                  1,000,000           -                  -          1,000,000    1,000,000      5.50
States and municipal          -       315,991            -     837,791                  -          1,153,782    1,139,155     12.12
Mortgage-backed               -             -            -           -          1,744,931          1,744,931    1,712,835     14.57
Other                         -       247,608            -           -                               247,608      248,013      2.17
Equity securities             -             -            -           -                  -                  -            -         -
                     ----------    ----------   ----------  ----------         ----------         ----------   ----------     -----
     Total           $        -    $  563,599   $1,000,000  $  837,791         $1,744,931         $4,146,321   $4,100,003     10.96
                     ==========    ==========   ==========  ==========         ==========         ==========   ==========     =====



WEIGHTED AVERAGE YIELDS:
U.S. Treasury               -         -            -          -            -            -
U.S. agencies               -         -         7.00%         -            -         7.00%
States and municipal        -      5.48%           -       4.98%           -         5.12%
Mortgage-backed             -         -            -          -         5.79%        5.79%
Other                       -      5.63%           -          -            -         5.63%
Equity securities           -         -            -          -            -            -
------------------------  ---  --------   ----------   --------   ----------   ----------
    Consolidated            -      5.54%        7.00%      4.98%        5.79%        5.88%
------------------------  ---  --------   ----------   --------   ----------   ----------

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------



TABLE 7. INVESTMENT SECURITIES, CONTINUED

DECEMBER 31, 1995


                              AVAILABLE FOR SALE        HELD TO MATURITY
                           ------------------------  ----------------------

                            AMORTIZED      MARKET       AMORTIZED   MARKET
                              COST         VALUE         COST        VALUE
                           -----------  -----------  ----------  ----------

     U.S. Treasury         $10,426,829  $10,450,904  $        -  $        -
     U.S. agencies          15,457,345   15,468,108           -           -
     States and municipal            -            -     301,522     297,580
     Mortgage-backed         5,891,488    5,905,170   1,744,490   1,711,925
     Other                   1,093,775    1,097,485     246,618     247,925
     Equity securities         457,100      457,100           -           -
                           -----------  -----------  ----------  ----------
        Total              $33,326,537  $33,378,767  $2,292,630  $2,257,430
                           ===========  ===========  ==========  ==========

DEPOSITS

Total deposits at the end of 1996 were $110,100,871 as compared to $104,743,049 at the end of 1995. This represents an increase of 5.1%. Total deposits averaged $106,063,000 during 1996. The mix of deposits between interest bearing versus noninterest bearing has been consistent over the year. Table 9 gives details for the last three years.

The Bank continually seeks to maintain or grow its deposits base by offering quality products and services with very competitive rates.

TABLE 8. LARGE TIME DEPOSIT MATURITIES, IN THOUSANDS

Analysis of time deposits of $100,000 or more at December 31, 1996
--------------------------------------------------------------------------------

Remaining maturity of three months or less                                                                  9,389
Remaining maturity over three through six months                                                            3,074
Remaining maturity six through twelve months                                                                1,687
Remaining maturity over twelve months                                                                         960
                                                                                                           ------
Total time deposits of $100,000 or more                                                                    15,110
                                                                                                           ======



TABLE 9. AVERAGE DEPOSIT MIX, IN THOUSANDS
--------------------------------------------------------------------------------

                                                             1996                     1995                 1994
                                                     -------------------     ------------------   -----------------

                                                      AVERAGE                AVERAGE               AVERAGE
                                                      BALANCE    PERCENT     BALANCE   PERCENT     BALANCE  PERCENT
                                                      --------   -------     -------   -------     -------  -------

INTEREST-BEARING DEPOSITS:
Demand deposits                                       $ 12,004     11.3      $ 4,505      9.4     $ 2,791      7.9
Savings deposits                                        15,690     14.8        8,204     17.1       7,720     22.0
Large denomination time deposits                        15,110     14.3        3,422      7.1       2,275      6.5
Other time deposits                                     47,834     45.1       24,883     51.9      17,213     49.0
                                                      --------  -------      -------  -------     -------  -------
  Total interest bearing deposits                       90,638     85.5       41,014     85.5      29,999     85.4
                                                      --------  -------      -------  -------     -------  -------

NON-INTEREST BEARING DEPOSITS:
Demand deposits                                         15,425     14.5        6,950     14.5       5,147     14.6
                                                      --------  -------      -------  -------     -------  -------
  Total                                               $106,063    100.0      $47,964    100.0     $35,146    100.0
                                                      ========  =======      =======  =======     =======  =======

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------



SHORT-TERM/LONG-TERM DEBT

The Bank had short-term debt on December 31, 1996 of $2,824,832 as compared to $2,096,354 in 1995. The borrowing at year-ends 1996 and 1995 consisted of securities sold under agreements to repurchase to certain customers of the Bank.

The Bank's long-term debt at year-end 1996 was $4,908,333. There was no long-term debt at year-end 1995. This debt was generated to match off against specific lending needs and will mature essentially at the same time the loans mature.

CAPITAL ADEQUACY

Old North State Bank maintains an adequate capital position and exceeds all minimum regulatory capital requirements. Stockholders' equity totaled $11,175,745 at December 31, 1996 compared to $10,244,640 at December 31, 1995.
Table 10 provides information with respect to the Bank's capital ratios.

The minimum ratios imposed by Regulation are: Tier I Capital as a percent of risk-weighted assets will be at least 4% and Tier II Capital as a percent of risk-weighted assets will be at least 8%. The Bank's ratios for 1996 were 11.2% and 12.3%, respectively as compared to 11.2% and 12.5%, respectively in 1995.

The leverage ratios maintained by the Bank at year end 1996 and 1995 were 7.8% and 7.5%, respectively. This exceeds the regulatory minimum requirement of 5% for a well capitalized bank.

TABLE 10. YEAR-END RISK-BASED CAPITAL, IN THOUSANDS
--------------------------------------------------------------------------------

                                                  1996         1995         1994
                                                --------     --------     --------

   Tier I capital                               $10,040      $ 8,858      $ 4,154
   Qualifying allowance for loan losses(1)        1,000          981          338
                                                -------      -------      -------
   Tier II capital                              $11,040      $ 9,839      $ 4,492
                                                =======      =======      =======

       Total risk-weighted assets               $89,759      $78,910      $27,013
                                                =======      =======      =======

 Tier I as a percent of risk weighted assets      11.19%       11.22%       15.38%

 Total Tier II capital as a percent of risk
   weighted assets                                12.30%       12.47%       16.63%
 Leverage ratio(2)                                 7.81%        7.52%        9.25%

______________________________
(1) Limited to 1.25% of risk-weighted assets
(2) Year end Tier I capital to fourth quarter adjusted average assets

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------



INTEREST RATE SENSITIVITY AND LIQUIDITY

The largest component of the Bank's earnings is net interest income, which can fluctuate widely when significant interest rate movements occur. The management team is responsible for minimizing the Bank's exposure to interest rate risk and assuring an adequate level of liquidity. This is accomplished by developing objectives, goals and strategies designed to enhance profitability and performance.

Rate-sensitivity management limits interest rate risk by controlling the mix and maturity of assets and liabilities. Management regularly reviews the Bank's sensitivity position and evaluates alternative sources and uses of funds as well as changes in external factors. Various methods are used to achieve and maintain the desired rate-sensitivity position, including the sale or purchase of assets and product pricing.

Table 11 shows the interest rate sensitivity of Old North State Bank's balance sheet on December 31, 1996. This table shows the gap position ranging from 1-3 months to over 5 years. For the first twelve months maturity period, the cumulative liability gap position was $23,578,000. This means there were more rate sensitive liabilities in the period than rate sensitive assets. A large portion of these liabilities are interest-bearing demand, money market and savings accounts, which do not necessarily reprice as often or under the same conditions as other interest-bearing deposits. Table 11 is only an indication of the interest rate sensitivity on a particular day and is not necessarily reflective of the Bank's position on other dates.

In order to ensure that sufficient funds are available for loan growth and deposit withdrawals, as well as provide for general needs, the Bank must maintain an adequate level of liquidity. Both assets and liabilities provide sources of liquidity. Asset liquidity comes from the Bank's ability to convert short-term investments into cash and from the maturity and repayment of loans and investment securities. Liability liquidity is provided by the Bank's ability to attract deposits. The primary source of liability liquidity is the Bank's customer base which provides core deposit growth. The overall liquidity position of the Bank is closely monitored and evaluated regularly. Management believes the Bank's liquidity sources at December 31, 1996 are adequate to meet its operating needs.

INFLATION

The results of operations and financial conditions presented in this report are based on historical cost information, and are unadjusted for the effects of inflation.

Since the assets and liabilities of banks are primarily monetary in nature (payable in fixed, determinable amounts) the performance of the Bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect during periods of high inflation. In such periods there are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, increases in the price of goods and services generally will result in increased operating expenses.

Inflation has not been a significant factor in the Bank's operation to date.

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

--------------------------------------------------------------------------------



TABLE 11. INTEREST RATE SENSITIVITY, IN THOUSANDS
--------------------------------------------------------------------------------

MATURITIES, DECEMBER 31, 1996
                                              1-3       4-12       1-5        OVER 5
                                             MONTHS    MONTHS     YEARS       YEARS         TOTAL
                                            -------  ---------  --------   ------------   ---------
EARNING ASSETS:
  Investments                               $ 1,400   $  2,542   $26,261   $   7,436     $   37,639
  Loans                                      54,401      3,935    19,338       6,175         83,849
                                            -------   --------   -------   ---------     ----------
    Total                                    55,801      6,477    45,599      13,611        121,488
                                            -------   --------   -------   ---------     ----------

INTEREST-BEARING DEPOSITS:
  Demand deposits                            12,831          -         -           -         12,831
  Savings                                    15,796          -         -           -         15,796
  IRA's                                       1,245      1,987     2,117           -          5,349
  Certificates of deposit                    21,905     29,084     6,602           -         57,591
  Other borrowings                            2,825        183     4,725           -          7,733
                                            -------   --------   -------   ---------     ----------
    Total                                    54,602     31,254    13,444           -         99,300
                                            -------   --------   -------   ---------     ----------
INTEREST RATE GAP                           $ 1,199   $(24,777)  $32,155   $  13,611     $   22,188
                                            =======   ========   =======   =========     ==========
CUMULATIVE INTEREST RATE GAP                $ 1,199   $(23,578)  $ 8,577   $  22,188
                                            =======   ========   =======   =========

Ratio of interest-sensitive assets to
  interest-sensitive liabilities                102%        21%      339%        N/A            122%
                                            =======   ========   =======   =========     ==========
Cumulative ratio of interest-sensitive
  assets to interest-sensitive liabilities      102%        73%      109%        122%
                                            =======   ========   =======   =========

MATURITIES, DECEMBER 31, 1995
                                              1-3       4-12        1-5      OVER 5
                                             MONTHS    MONTHS      YEARS     YEARS          TOTAL
                                             --------  ---------  --------  -------      ----------
EARNING ASSETS:
  Investments                               $ 3,467   $  7,337   $23,223      $4,254     $   38,281
  Loans                                      48,617      3,049    14,235       5,380         71,281
                                            -------   --------   -------   ---------     ----------
    Total                                    52,084     10,386    37,458       9,634        109,562
                                            -------   --------   -------   ---------     ----------

INTEREST-BEARING DEPOSITS:
  Demand deposits                            14,036          -         -           -         14,036
  Savings                                    16,297          -         -           -         16,297
  IRA's                                         681      2,058     2,034           -          4,773
  Certificates of deposit                     8,754     43,165     4,735           -         56,654
  Other borrowings                            2,096          -         -           -          2,096
                                            -------   --------   -------   ---------     ----------
    Total                                    41,864     45,223     6,769           -         93,856
                                            -------   --------   -------   ---------     ----------
INTEREST RATE GAP                           $10,220   $(34,837)  $30,689   $   9,634         15,706
                                            =======   ========   =======   =========     ==========
CUMULATIVE INTEREST RATE GAP                $10,220   $(24,617)  $ 6,072   $  15,706
                                            =======   ========   =======   =========

Ratio of interest-sensitive assets to
  interest-sensitive liabilities                124%        23%      553%        N/A            117%
                                            =======   ========   =======   =========     ==========
Cumulative ratio of interest-sensitive
  assets to interest-sensitive liabilities      124%        72%      106%        117%
                                            =======   ========   =======   =========

--------------------------------------------------------------------------------




                 ----------------------------------------------
                 DIRECTORS, ADVISORY BOARD MEMBERS AND OFFICERS
                 ----------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DIRECTORS, ADVISORY BOARD MEMBERS AND OFFICERS OF OLD NORTH STATE BANK
--------------------------------------------------------------------------------

BOARD OF DIRECTORS



J. DAVID BRANCH, MD              W. FRANK FOWLER, DDS                   ROBERT E. MARZIANO                  RICHARD E. STOVER
Ophthalmologist                  Retired Dentist                        President and CEO                   Attorney At Law
                                                                        Old North State Bank                Stover, Cromer and
                                                                                                            Bennett
JAMES R. BURROW                  MARVIN D. GENTRY
James R. Burrow Surveying        President and CEO                      SANDRA K. MITCHELL                  LLOYD G. WALTER, JR.
and Mapping Company              The New Fortis Corporation             President                           President
                                                                        Utility Auditing Consultants, Inc.  Walter, Robbs, Callahan
                                                                                                            and Pierce, Architects,
LEWIS N. CARROLL                 JOHN W. GOODE                                                              PA
Carroll Signs and Advertising    President                              NICHOLAS P. PATELLA
                                 Southeastern Employee                  President                           JOHN F. WATTS
JAMES H. CORRIGAN, JR.           Benefit Services, Inc.                 Patella and Associates Advertising  Watts Realty
Chairman of the Board
Mebane Packaging Group           FREDERICK W. JOYNER                    JAMES R. RIDLEY                     JOHN H. WATTS
                                 President                              Retired Chairman,                   A. Watts, Inc.
NICHOLAS A. DAVES                Carolina Benefit Administrators, Inc.  President and CEO
Chairman of the Board                                                   Integon Corporation
Old North State Bank



----------------------------------------------------------------------  ----------------------------------  ------------------------

WINSTON-SALEM                                                           KERNERSVILLE                        DANBURY
ADVISORY BOARD                                                          ADVISORY BOARD                      ADVISORY BOARD

ANN B. ADAMS                     CALVERT B. JEFFERS, JR., DVM           A. L. COLLINS                       EUGENE A. LYONS
The Golden Apple, Inc.           Boulevard Animal Hospital              Attorney at Law                     Retired Principal
                                                                        Wolfe and Collins, PA               North Stokes High
SANDRA C. BOYETTE                MARK H. NELSON, MD                                                         County Commissioner
Vice President - Public Affairs  Ophthalmologist                        EUNICE M. DUDLEY
Wake Forest University                                                  Chief Financial Officer             PATSY R. MABE
                                 DALE R. PINILIS                        Dudley Products, Inc.               Former Danbury Banker
ROBERT C. CLARK                  VP - Clinical Support System
President                        Forsyth Memorial Hospital              GLEN D. HART                        J. ELWOOD PRIDDY
Rawley & Apperson, Inc.                                                 Hart Properties                     Priddy's Store
                                 MICHAEL E. PULITZER, JR.
J. EMORY CRAWFORD                General Manager                        WAYNE F. MABE
Ace Hardware                     WXII - TV 12                           Chief Financial Officer
                                                                        Qualified Metal Fabricators
DAVID W. GOOGE                   ROBERT N. PULLIAM
Googe Financial Services         Williams, Overman, Pierce & Co, LLP    DAMON A. WEAR, DDS
                                                                        General Dentistry
DONALD G. HAVER                  ROBERT S. SIMON
VP - Community Affairs           President
R.J. Reynolds Tobacco Co.        Windsor Jewelers



-------------------------------  --------------------------------------------------------------------------------------------------

EXECUTIVE OFFICERS               OFFICERS

NICHOLAS A. DAVES                DENICE C. ALLEN                        BETTY R. HARTMAN                    LINDA H. MAYNARD
Chairman of the Board            Assistant Vice President               Assistant Vice President            Assistant Vice President

ROBERT E. MARZIANO               AMY L. BENNETT                         MARY ANNE HICKS                     WANDA S. MERSCHEL
President/CEO                    Assistant Cashier                      Vice President                      Vice President/Asst.
                                                                                                            Secretary
SUZANNE J. BULLOTTA              CORETTA J. BIGELOW                     CARLA W. HOOKER
Senior Vice President            Vice President                         Assistant Vice President            ARTHUR A. SMITH
                                                                                                            Banking Officer
CHARLES V. DARNELL               DEBORAH S. COOK                        SHERRILL B. JONES
Senior Vice President            Vice President                         Assistant Vice President            ROBIN H. SMITH
                                                                                                            Assistant Vice President
                                 NANCY H. ELLISON                       PAMELA S. LAWSON
                                 Assistant Vice President               Vice President/Internal Auditor     KATHERINE E. STANLEY
                                                                                                            Assistant Vice President
                                 WADE N. GENTRY                         BRIAN D. LAYMAN
                                 Assistant Vice President               Assistant Vice President            ROBIN S. THOMAS
                                                                                                            Assistant Cashier
                                                                        CATHY B. MARION
                                                                        Corporate Secretary                 PAMELA B. TUTTLE
                                                                                                            Banking Officer

                                                                                                            BRENDA B. WALLER
                                                                                                            Assistant Secretary

--------------------------------------------------------------------------------
STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

INFORMATION FOR STOCKHOLDERS

ANNUAL MEETING

The Annual Meeting of Stockholders of Old North State Bank will be held Monday, May 12, 1997, at 4:00 p.m. EDST, at the Holiday Inn North, 3050 University Parkway, Winston-Salem, NC, 27105.

INDEPENDENT AUDITORS

Larrowe, Cardwell & Company, LC, Galax, Virginia.

TRANSFER AGENT

First Citizens Bank & Trust Company, P. O. Box 29522, Raleigh, NC 27626-0522.

COMMON STOCK

Old North State Bank common stock is traded over-the-counter under the symbol ONSB.

MARKET MAKERS FOR OLD NORTH STATE BANK STOCK

Interstate/Johnson Lane, Winston-Salem, NC
     Mark A. Trevillian - (910) 724-5911

Legg Mason Wood Walker, Winston-Salem, NC
     Robert S. Northington, Jr. - (910) 773-1900

Scott & Stringfellow Investment Corporation
     Stuart F. Vaughn - (910) 722-4702

FORM 10-KSB AND OTHER INFORMATION

Copies of Old North State Bank's Form 10-KSB and other information can be obtained after March 31, 1997, by contacting Charles V. Darnell, Senior Vice President and Chief Financial Officer, Old North State Bank, P. O. Box 5068, Winston-Salem, NC 27113-5068 or by telephone at (910) 983-0682.

Quarterly research reports on Old North State Bank are available from Equity Research Services, Inc., P. O. Box 2942, Raleigh, NC 27602-2942 or from Old North State Bank, P. O. Box 5068, Winston-Salem, NC 27113-5068.